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                                  EXHIBIT 99.2

               Press Release of the Company dated August 17, 1999
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August 17, 1999

Gorges/Quik-to-Fix Foods, Inc. of Dallas announced today that J. David Culwell has resigned as Chief Executive Officer and a director of the Corporation. Effective August 16, 1999, William D. Day will join Quik-to-Fix Foods as President and Chief Executive Officer.

Since 1995, Mr. Day has been employed by Specialty Foods Corporation, most recently as President and C.E.O. of its subsidiary, H & M Foods System, Inc. of Fort Worth, Texas, a producer of pre-cooked, specialty meats and prepared foods for restaurants and food manufacturers. Previously, Mr. Day was Executive Vice President of Operations and Technology at Stella Foods, Inc. Before that, he held various management positions at Stella foods and Kraft Foods.

Quik-to-Fix Foods is a leading producer of quality value-added meats.
Nationally recognized leaders in the foodservice industry, the Quik-to-Fix(R) and Gorges(R) brands have been at the center-of-the-plate for over 50 years. Committed to providing valued wholesale and operator customers with a wide variety of quality, frozen further-processed, center-of-the-plate options, Quik-to-Fix Foods offers value-added products that meet the needs of today's foodservice operators.

Contact:
   Gorges/Quik-to-Fix, Inc.
   (972) 699-6610